Exhibit 99.2

NEWS RELEASE

For more information contact:

Fletcher Chamberlin

Investor Relations

(503) 726-7710

fchamberlin@feico.com

FEI COMPANY PRICES $100 MILLION

CONVERTIBLE SUBORDINATED NOTES OFFERING

HILLSBORO, Ore./May 15, 2006 – FEI Company (Nasdaq: FEIC) today announced the pricing of its offering of $100 million aggregate principal amount of convertible subordinated notes due 2013. The offering is being made through a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The notes will bear interest at a rate of 2.875% per year. FEI has granted to the initial purchasers of the notes a 30-day over-allotment option to purchase up to an additional $15 million aggregate principal amount of the notes. The sale of the notes is expected to close on May 19, 2006, subject to satisfaction of customary closing conditions.

The notes are convertible into shares of common stock of FEI at an initial conversion rate of 34.0730 shares per $1,000 principal amount of notes, equivalent to an initial conversion price of approximately $29.35, subject to adjustment. The initial conversion price represents a premium of approximately 32.5% relative to the last reported sale price of common stock of FEI on the Nasdaq National Market of $22.15 on May 15, 2006.

Holders of the notes have the option to require FEI to repurchase the notes in the event of a change of control of FEI or other fundamental change. The repurchase price would be 100% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the repurchase date.

FEI intends to use the net proceeds from this offering for the repurchase or redemption of certain of its existing convertible subordinated notes, repurchase of approximately $11 million of its common stock in connection with this offering and general corporate purposes, including capital expenditures, research and development, additional stock buybacks up to an aggregate of approximately $9 million pursuant to the stock repurchase program previously approved by the board of directors and potential investments in and acquisitions of complementary businesses, partnerships, minority investments, products or technologies, to fund further enhancements of its operating infrastructure and for working capital.

The notes and common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933 or applicable state securities laws, and unless so registered, may not be offered or sold in the United States or to U.S. persons except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Safe Harbor Statement

This news release contains forward-looking statements that include plans to issue the notes and expected use of the proceeds. Factors that could affect these forward-looking statements include, but are not limited to, market demand for FEI’s securities, pricing available for the sale of the notes or the repurchase of common stock, and the success of and additional costs of potential acquisitions and other investments. Please also refer to our Form 10-K, Forms 10-Q, Forms 8-K and other filings with the U.S. Securities and Exchange Commission for additional information on these factors and other factors that could cause actual results to differ materially from the forward-looking statements. FEI assumes no duty to update forward-looking statements.

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